FOR IMMEDIATE RELEASE
May 12, 2011

Contact:         Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter Ended March 31, 2011

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced  consolidated net income of $36,000 or $0.01 per share, for the quarter ended March 31, 2011 as compared to  consolidated net income of $140,000, or $0.05 per share, for the same quarter in 2010.

The Company’s assets at March 31, 2011 were $144.8 million compared to $147.0 million at December 31, 2010, a decrease of $2.2 million or 1.5%. Loans receivable decreased $2.2 million or 2.1%, to $104.3 million at March 31, 2011 from $106.5 million at December 31, 2010. Mortgage-backed securities decreased $509,000 or 2.3%, to $21.3 million at March 31, 2011 from $21.8 million at December 31, 2010. Cash and cash equivalents increased $206,000, or 2.5%, to $8.4 million at March 31, 2011 from $8.2 million at December 31, 2010.

Total deposits decreased $713,000, or 0.6%, to $116.4 million at March 31, 2011 from $117.1 million at December 31, 2010. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $1.9 million, or 15.8%, to $10.1 million at March 31, 2011 from $12.0 million at December 31, 2010.

Total stockholders’ equity increased $103,000, or 0.7%, to $15.9 million at March 31, 2011 from $15.8 million at December 31, 2010. The increase to stockholders’ equity reflects net income of $36,000, amortization of $8,000 of unearned ESOP shares, amortization of $10,000 of restricted stock awards  for the Company’s Stock-Based Incentive Program, and amortization of $10,000 of stock option awards and a  decrease of $39,000 of accumulated other comprehensive loss.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended March 31, 2011, the Company did not repurchase shares. As of March 31, 2011, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended March 31, 2011 and 2010

Net income decreased by $104,000 to net income of $36,000 for the quarter ended March 31, 2011 compared to net income of $140,000 for the same quarter in 2010. The decrease in net income for the quarter was primarily the result of a decrease of $324,000 in interest income and an increase of $40,000 in non-interest expense, partially offset by decreases of $88,000 in interest expense on deposits, $58,000 in interest expense on borrowings from the FHLB, $14,000 in provision for loan loss and $100,000 in income tax expense.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	MARCH 31,	DECEMBER 31,
	2011	2010
	(in thousands)
Total Assets	$144,767	$147,019
Loans Receivable	104,281	106,478
Mortgage-backed Securities	21,271	21,780
Deposits	116,361	117,074
Borrowings	10,129	12,043
Stockholders’ Equity	15,856	15,754

	AT OR FOR THE THREE
	MONTHS ENDED MARCH 31,
	2011	2010

Total Interest Income	$1,763	$2,087
Total Interest Expense	411	557
Net Interest Income	1,352	1,530
Provision for Loan Loss	140	154
Non-interest Income	63	63
Non-interest Expense	1,251	1,211
Income Tax (Benefit) expense	(12)	88
Net income	$36	$140

PERFORMANCE RATIOS

Return on Average Assets	0.10%	0.36%
Return on Average Equity	0.91%	3.64%
Interest Rate Spread	3.90%	4.08%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	1.68%	0.87%
Non-performing Loans to Total Assets	5.97%	3.08%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	11.69%	10.47%